Exhibit 10.42

Central Shpping
Monaco

Private and Confidential

The Board of Directors
Top Ships Inc.
1 Vas. Sofias & Meg. Alexandrou Str.
151 24 Maroussi

For the attention of Mr. Vangelis G. Ikonomou

March 10, 2014

Subject:                      Offer letter for the provision of management services.

Dear Sir(s)

This offer letter outlines the management services that Central Shippi Monaco SAM (the "Company") is in a position to offer "Top Ships Inc." and the relevant fees for these services.

Introduction:

Central Shipping Monaco SAM is a company established in Monaco, edicated to provide quality ship management services for both tanker and dry bulk vessels. The "Company" has assembled a team of senior shipping executives and key employees who have been working together for over ten years, accumulating extensive experience and expertise in the technical and commercial management of large, diversified fleets.

Our "Company" is financially strong, viable and is committed to provide world-class shipmanagement services that meet or exceed safety and environment41 requirements, our mission is to set the standards for safe and environmentally friendly s a transportation of goods with ships, crewed and operated by motivated, profession 1 and well-trained seaborne and shore personnel.

Below is our proposed fees and commissions for the services that we re able to provide you with.

Type of Management services:	Technical, Operations, Insurance, Bunkering, Crew, Provisions, Accounting, Commercial, Chartering, Sale and Purchase, Newbuilding supervision.
Duration of Contract:	Five (5) years, automatically renewed.
Services and Relevant Fees:	• USD 550 per day per vessel for Technical, Operations, Insurance, Provisions, Bunkering and Crew Management. Applicable 3 months prior delivery from the yard.
• USD 300 per day per vessel for Commercial Management. Applicable from the date of delivery from the yard.
• Accounting, reporting and Administrative Fees and Services at cost.
Fee Annual Increase:
Based on total percentage increase in the U.S. Consumer Price Index over the previous year, but not less than 2% and not more than 5%. Applicable from the signing of this agreement for all vessels in Annex "D".

Commission on all hires / gross freight / demurrage:	1.25%
Sales and Purchase Commission:	1% of the Sale or the Purchase Price, or the contract price of the Newbuilding Contract.

N/B Construction - Supervision Fee:	7% of actual cost.
Managers' Superintendent's Fee per day:	USD 500 per day, plus actual expenses.
Financial Consultancy Fee on derivative agreements, loan financing and refinancing:	0.20% on the total transaction amount.
Annual Performance Incentive Fee	At your discretion.
Notice of Termination:	18 months.
Termination Fees:	Fees for 12 months.

1.
Manager shall be entitled to receive additional remuneration for any increase in administrative costs and expenses resulting from the introduction of a new, or a change in the interpretation of applicable laws and regulations, or concerning ship management services.

2.	Owners to pay the deductible of any insurance claim relating to the vessels, or for any claim that is within such deductible range.
3.	Owners to pay any tax, dues, or ransom in a case of piracy, or fines imposed on vessel or Manager, due to the operation of the vessel.
4.	The above management fees are agreed on the basis of the number of the associated vessels as per ANNEX D of this agreement.

Attached herewith is the (BIMCO) Standard Ship Management Agreement (Shipman 98) as amended, which shall be the basis of the individual management agreements to be entered into among each of Top's vessel-owning companies and the "Company".

Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of our offer by signing the confirmation below and kindly return a copy of this letter and initialize a copy of the (BIMCO) Standard Ship Management Agreement (Shipman 98).

After acceptance of this offer letter and attached management agreement, same shall be binding upon the parties hereof "Top Ships Inc." and the "Company" and shall not be terminated by reason of a change of control of either "Top Ships Inc." and the "Company".

Yours Faithfully

Central Shipping Monaco SAM.	Accepted:	Top Ships Inc.

	Signature:	/s/Evangelos Ikonomou
	Name:	Evangelos Ikonomou
	Title:	Director
	Date:	March 10th, 2014

ANNEX "D" (ASSOCIATED VESSELS) TO

THE BALTIC' AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: "SHIPMAN 98'

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAU E 18.1(i) OF THIS AGREEMENT.

Date of Agreement:	10th March 2014
Details of Associated Vessels:

Hull S406 tbn ESHIPS TAWEELAH
Hull S407 tbn ESHIPS BURAIMI
Hull S414 tbn ECOTANK
Hull 5417 tbn ECOSHIP
Hull S418 tbn ECOFLEET
Hull S419 tbn ECO REVOLUTION

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible. the test of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document

ANNEX E (MANAGEMENT FEES)

Duration of Contract:	Five (5) years, automatically renewed.
Services and Relevant Fees:	•	USD 550 per day per vessel for Technical and Crew Management, Insurance Provisions and Bunkering
	•	USD 300 per day per vessel for Commercial Management. Applicable from the date of delivery from the yard.
	•	Accounting Services at cost.

Fee Annual Increase:	Based on total percentage increase in the U.S. Consumer Price Index over the previous year, but not less than 2% and not more than 5%.
Commission on all hires / gross freight / demurrage:	1.25%
Sales and Purchase Commission:	1% of the Sale or the Purchase Price
N/B Construction – Supervision Fee:	7% of actual cost.
Managers’ Superintendent Fee beyond 10 days per annum:	USD 500 per day, plus actual expenses.
Notice of Termination:	18 months
Termination Fees:	Fees for 12 months.

1.
Manager shall be entitled to receive additional remuneration for any increase in administrative costs and expenses resulting from the introduction of a new, or a change in the interpretation of applicable laws and regulations, or concerning ship management services.

2.	Owners to pay the deductible of any insurance claim relating to the vessels, or for any claim that is within such deductible range.
3.	Owners to pay any tax, dues, or ransom in a case of piracy, or fines imposed on vessel or Manager, due to the operation of the vessel.
4.	The above management fees are agreed on the basis of the number of the associated vessels as per ANNEX D of this agreement.

PART II

"SHIPMAN 98" Standard Ship Management Agreement

1. Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

"Owners" means the party identified in Box 2.

"Managers" means the party identified in Box 3.

"Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.

"Crew" means the Master, officers and ratings of the numbers, rank and nationality specified in Annex "B" attached hereto.

"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

"Severance Costs" means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

"Crew Insurances" means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

"Management Services" means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2. Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3. Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1 Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i) selecting and engaging the Vessel's Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii) ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew's tax, social insurance, discipline and other requirements;

(iii) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv) ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v) arranging transportation of the Crew, including repatriation;

(vi) training of the Crew and supervising their efficiency;

(vii) conducting union negotiations;

(viii) operating the Managers' drug and alcohol policy unless otherwise agreed.

3.2 Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i) provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii) arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii) Arrangement of the supply of necessary stores, spares and lubricating oil;

(iv) appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v) development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3).

3.3 Commercial Management

(only applicable if agreed according to Box 7)

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:

(i) providing chartering services in accordance with the Owners' instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.

(ii) arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.

(iii) providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

(iv) issuing of voyage instructions;

(v) appointing agents;

(vi) appointing stevedores;

(vii) arranging surveys associated with the commercial operation of the Vessel.

3.4 Insurance Arrangements

(only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions,